Exhibit 10.1
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AMENDMENT NO. 1
TO
AMENDED AND RESTATED
ORIGINAL EQUIPMENT MANUFACTURING AGREEMENT
     This Amendment No. 1 (this “Amendment”) to Amended and Restated Original Equipment Manufacturing Agreement is entered into as of the 20th day of May, 2011 by and between Netronome Systems Inc., a Delaware corporation with its principal place of business at 144 Emeryville Drive, Suite 230, Cranberry Township, PA 16066 (“Netronome”) and Sourcefire, Inc., a Delaware corporation with its principal place of business at 9770 Patuxent Woods Drive, Columbia, MD 21046 (“OEM”).
Recitals
     A. Netronome and OEM are parties to the Amended and Restated Original Equipment Manufacturing Agreement entered into as of May 10, 2010 (the “Agreement”).
     B. Under the terms of the Agreement OEM purchased Support Services on a per-product basis for the Equipment and Licensed Materials purchased or licensed under the OEM Agreement.
     C. The Parties now desire to amend the Agreement so that OEM purchases Support Services on a fixed-fee, enterprise-wide basis for certain products.
     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings set forth in the Agreement and the exhibits thereto.
     2. Netronome will provide Support Services to OEM in accordance with the terms and conditions set forth in the Agreement as modified by the following:
(a)	Netronome will provide OEM with Support Services for all Covered Products for a period of five (5) years commencing on January 1, 2011 and ending on December 31, 2015 (the “New Support Term”). OEM shall have the option in its sole discretion by providing Netronome prior written notice by no later than August 15, 2015 to extend the Support Services for all Covered Products for an additional five (5) year term (the “Renewal Term”), which term would commence on January 1, 2016 and end on December 31, 2020.
(b)	“Annual Support Value” shall mean the Maintenance Fee deemed to be owed for all Covered Products for a particular calendar year as determined by the formula set forth in the Growth Model used to

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calculate adjustments for growth in excess of 35% on an annual basis as outlined in Section 2(i) below.
(c)	“Covered Products” shall mean all Equipment and Licensed Materials purchased or licensed at anytime before or after January 1, 2011 (i) directly by OEM pursuant to the Agreement or pursuant to any separate software license agreement associated directly with the Covered Products between the Parties, and (ii) by Integrators (defined below) for the benefit of OEM. Except as otherwise set forth below in Section 2(g), Covered Products will not include any SSL appliances (the “SSLIA Products”).
(d)	“Extended Coverage Right” shall mean the right of OEM, if it does not exercise its right to extend Support Services for the Renewal Term, to require Netronome to provide Support Services to OEM during the twelve (12) month period commencing on January 1, 2016 and ending on December 31, 2016 (the “Extended Coverage Period”) for all Covered Products purchased or licensed prior to December 31, 2015. OEM, in its sole option and discretion, may exercise this right if it does not exercise its right to extend Support Services for the Renewal Term by providing written notice to Netronome by no later than August 15, 2015.
(e)	“Growth Model” shall mean the summary model agreed upon by the Parties that includes the applicable assumptions, forecasts, formulas and support fee rates that will be used to determine the Annual Support Value.
(f)	“Integrator” shall mean any third party that manufactures, integrates or assembles OEM’s products or that is otherwise part of OEM’s supply chain.
(g)	In consideration for the provision of Support Services for all Covered Products during the New Support Term, OEM will pay Netronome a one-time Maintenance Fee of Eleven Million Dollars ($11,000,000)(USD) (the “New Support Term Maintenance Fee”). The New Support Term Maintenance Fee does not include the maintenance charges for Support Services for SSLIA Products purchased by OEM or its Integrators. OEM will pay the current rate set forth in the Agreement for Support Services for SSLIA Products, provided, however, promptly following December 31, 2011 the Parties agree to negotiate in good faith to either (i) agree upon a one-time fixed fee for Support Services for SSLIA Products in which event the SSLIA Products will become “Covered Products” under this Amendment for the remainder of the New Support Term upon payment of such fixed fee, or (ii) agree upon a revised per unit rate for Support Services for SSLIA Products.

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(h)	To the extent OEM has (i) received an invoice for Support Services for Covered Products for 2011, and (ii) paid such invoice then Netronome will credit OEM for the full value of the amount actually paid.
(i)	If during the New Support Term the Annual Support Value increases by more than thirty-five percent (35%) as compared to the Annual Support Value for the immediately preceding year, then OEM will pay Netronome an Additional Support Fee (defined below) in consideration for the Support Services. The “Additional Support Fee” shall be an amount equal to the percentage increase in excess of 35% multiplied by $2,200,000. Additional Support Fees, if any, will be payable on February 15th following the end of the previous year. For purposes of example only, if the Annual Support Value for 2013 was 40% greater than the Annual Support Value for 2012, then the Additional Support Fee would equal $110,000, or 5% x $2,200,000, which amount would be payable on February 15, 2014. For the avoidance of doubt, the periods that will be compared will be calendar years: 2012 and 2011; 2013 and 2012; 2014 and 2013; and 2015 and 2014. For comparing 2012 to 2011 the Parties agree that the 2011 figure will be computed as if all OEM products shipped include Covered Products.
(j)	If OEM exercises its right to extend Support Services during the Renewal Term, the one-time Maintenance Fee owed by OEM for the Renewal Term will be the product of (i) the Annual Support Value forecasted for 2016 divided by the actual Annual Support Value for 2012, and (ii) the New Support Term Maintenance Fee. The Parties agree to negotiate in good faith to determine the Maintenance Fee for the Renewal Term and the 2016 Annual Support Value forecast. For purposes of example only, if the agreed upon forecast for the 2016 Annual Support Value is $25,000,000 and the amount of actual Annual Support Value for 2012 is $12,500,000, then the amount of the Maintenance Fee for the Renewal Term would be $22,000,000 (i.e. [$25,000,000/$12,500,000] x $11,000,000).
(k)	If OEM exercises its Extended Coverage Right, then it shall be required to pay Netronome an additional fee of Two Million Dollars ($2,000,000)(USD) and Netronome shall be obligated to provide Support Services during the Extended Coverage Period.
(l)	If OEM exercises its Extended Coverage Right it may, without having the obligation to do so, purchase Support Services for those Covered Products purchased or licensed after December 31, 2015 by OEM or an Integrator for the benefit of OEM in consideration for the following support fees as measured from the shipping date of the Covered Product to OEM’s customer:

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a.	10% for the first 12 month period
b.	8% for the second 12 month period
c.	6% for the third 12 month period
(m)	As part of the Support Services to be provided under the Agreement and this Amendment, Netronome shall, at no additional cost to OEM, (i) make available to OEM and Integrators for the benefit of OEM all Maintenance Releases, Upgrades and all Enhancements to Software that Netronome generally releases or generally makes available to any of Netronome’s customers, and (ii) either repair or replace, at Netronome’s option, any defective Hardware in a Covered Product.
(n)	All warranties for Covered Products extended to OEM in the Agreement are also extended to OEM’s Integrators that purchase or license the Covered Products from Netronome for the benefit of OEM.
(o)	Netronome will employ three (3) full-time engineers who will serve as support engineers exclusively for OEM and who will be dedicated, on a full-time basis, to OEM’s account.
(p)	If the Agreement for any reason is terminated or expires prior to the end of the New Support Term, the Extended Coverage Period, the Renewal Term or the period covered by Section 2(l) of this Amendment, Netronome shall be obligated to continue to provide Support Services to OEM in accordance with the terms of the Agreement and this Amendment for the remainder of the New Support Term, the Extended Coverage Period, the Renewal Term and the period covered by Section 2(l) of this Amendment, as applicable.
     3. In the event of a conflict between the terms of the Agreement and this Amendment, the terms of this Amendment will control solely with respect to the conflict.
     4. Except as specified herein, the Parties hereby ratify and affirm each of the other provisions of the Agreement including without limitation, the terms and conditions of the Support Plan.
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     IN WITNESS WHEREOF, OEM and Netronome have duly executed this Amendment No. 1 to Amended and Restated Original Equipment Manufacturing Agreement as of the day and year first above written.

Netronome Systems, Inc.	Sourcefire, Inc.

By: /s/ Perry J. Grace	By: /s/ Todd P. Headley

Name: Perry J. Grace Title: VP & CFO	Name: Todd P. Headley Title: Chief Financial Officer